Renmin Tianli Group, Inc. Enters into Equity Transfer Agreement; Announces Management and Board Changes

WUHAN CITY, China, January 14, 2019 /PRNewswire/ -- Renmin Tianli Group, Inc. (NASDAQ:ABAC) ("Renmin Tianli" or the "Company"), a producer of breeder hogs, market hogs and black hogs, as well as specialty processed black hog pork products sold through retail outlets and the internet, with headquarters in Wuhan City, Hubei Province, China, today announced that it has entered into an equity transfer agreement to acquire a 40% equity interest in Dalian Lianhui Hotel Co., Ltd. (“Lianhui”) by issuing 4,000,000 shares of Renmin Tianli common stock, par value of $0.004 per share, to the sole shareholder of Lianhui. Lianhui operates a boutique hotel with 120 rooms and certain retail/commercial spaces located at No. 5 Wuwu Road, Zhongshan District, Dalian City, Liaoning Province. The Company’s Board of Directors (the “Board”) has approved the transaction.

Additionally, on January 10, 2019, the Board unanimously elected Mr. Yongquan Bi and Mr. Tiewei Song as members of the Board and appointed Mr. Xiaodong Zhang as Co-CEO of the Company.

Mr. Xiaodong Zhang has been serving as Vice President at Dalian Boqi Business Information Consulting Co., Ltd. since 2017. Previously, Mr. Zhang held variously positions in the life insurance industry from 1990 to 2017, including serving as Director at Shaanxi Branch of Huaxia Life Insurance from 2013 to 2017. Mr. Zhang holds an associate degree from Northwestern Polytechnical University.

Mr. Yongquan Bi has been founder, Chairman and CEO of Boqi Group Co., Ltd., a diversified holding company with businesses in hotel chain, car dealership, hospitals, and retail pharmacy, etc., since its inception in 2009. Mr. Bi currently also serves as Chairman of the Board at NF Energy Saving Corporation (Nasdaq: NFEC).

Mr.Tiewei Song has been President and Director of Shenyang Langzi Investment Management Co., Ltd. since 2013. Previously, Mr. Song served as Chief Representative of China for Varengold Bank AG from 2008 to 2013 and Executive Director and President of Liaoning Jiachang Enterprises Group from 1999 to 2008. Mr. Song received his M.S. and B.S. degrees in Mathematics from Peking University.

About Renmin Tianli Group, Inc.

Renmin Tianli Group, Inc. (the "Company"), is in the business of breeding, raising and selling breeder and market hogs in China. The Company also sells specialty processed black hog pork products through supermarkets and other retail outlets, as well as the internet.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulations, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Tony Tian, CFA
Phone: +1-732-910-9692
Email: ttian@weitianco.com